UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

February 24, 2014
Date of Report (date of earliest event reported)

Cutera, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3240 Bayshore Blvd.
Brisbane, California 94005
(Address of principal executive offices)

(415) 657-5500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)
Cutera, Inc. (the “Company”) has appointed David Gollnick, a member of the Company’s Board of Directors and a founder, to serve as Vice President of North American Sales of the Company for the initial duration through July 26, 2014.
Mr. Gollnick’s base salary for this period will be $222,500 and he will not be entitled to receive any board compensation during the period of his employment.  Mr. Gollnick will be eligible to receive quarterly cash bonus payments equal to the year-over-year actual North American revenue growth rate for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, multiplied by the prorated base compensation earned for the applicable quarter based on a six month compensation of $200,000.  Upon the approval of the Company’s Board of Directors, Mr. Gollnick will be granted restricted stock units represented by the quotient of $60,000 divided by the closing market price of the Company’s common stock on the date of the Company’s 2014 Annual Meeting of Stockholders.  These restricted stock units will vest in their entirety on the one year anniversary of the grant date and none units will vest until such time.  We expect Mr. Gollnick will continue to serve on the Company’s Board of Directors during his period of employment.
Our Audit Committee also ratified a payment of $3,840 for consulting services rendered by Mr. Gollnick to the sales and marketing organization during the month of January 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CUTERA, INC.

Date: February 26, 2014	/s/ Ronald J. Santilli
Ronald J. Santilli
Executive Vice President and Chief Financial Officer